POWER OF ATTORNEY

I hereby appoint David Lorie and Mark Gordon, and each of them individually, as employees of zSpace, Inc. (the “Company”) as my true and lawful attorneys-in-fact to execute and file such documents and other information, including amendments and exhibits thereto, as may be required to be filed, or which any such attorney-in-fact may deem to be desirable to be filed, pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, including, without limitation, Form ID and reports on Form 3, Form 4, and Form 5 (the “Filings”), with the United States Securities and Exchange Commission (the “SEC”), granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate as I might or could do personally, including acting as an account administrator for my Electronic Data Gathering and Retrieval (“EDGAR”) account and any other acts or things necessary or desirable to enable the filing of the Filings with the SEC via my EDGAR account, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney. This appointment shall be effective until revoked in a signed writing delivered to the Company.

By:	/s/ Joanna Morris
Name:	Joanna Morris
Date:	September 18, 2025